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                                                                      EXHIBIT 11

                            THERMO OPTEK CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE


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                                                         1993            1994            1995
                                                      -----------     -----------     -----------
COMPUTATION OF PRIMARY EARNINGS PER SHARE:
  Net Income(a).....................................  $15,372,000     $14,423,000     $16,009,000
                                                      -----------     -----------     -----------
  Shares:
     Weighted average shares outstanding............   45,000,000      45,000,000      45,000,000
     Add: Shares issuable from assumed exercise of
          options (as determined by the application
          of the treasury stock method).............      108,720         108,720         108,720
                                                      -----------     -----------     -----------
     Weighted average shares, as adjusted(b)........   45,108,720      45,108,720      45,108,720
                                                      -----------     -----------     -----------
  Primary Earnings per Share(a) / (b)...............  $       .34     $       .32     $       .35
                                                      ===========     ===========     ===========
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